 Exhibit 99.1

August 14, 2014 8:15 AM EST

Ocean Bio-Chem, Inc. Reports Record Second Quarter 2014 Earnings --- Increase of 138%

FORT LAUDERDALE, FL--(PR Newswire - August 14, 2014) - Ocean Bio-Chem, Inc. (NASDAQ: OBCI), a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets, announced today its financial results for the three and six months ended June 30, 2014.

Net income for the second quarter of 2014 increased 138% to approximately $411,000 or $0.05 per diluted share, compared to approximately $173,000 or $0.02 per diluted share for the second quarter of 2013.

For the six months ended June 30, 2014, net income increased 22% to approximately $634,000 or $0.07 per diluted share, compared to approximately $522,000 or $0.06 per diluted share for the same period in 2013.

(000's Omitted)	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2014	2013	2014	2013
NET SALES	$8,813	$8,178	$14,733	$14,490
PRE-TAX INCOME	$572	$255	$912	$763
NET INCOME	$411	$173	$634	$522

EPS BASIC	$0.05	$0.02	$0.07	$0.06
EPS DILUTED	$0.05	$0.02	$0.07	$0.06

Ocean Bio-Chem, Inc. President and CEO Peter Dornau stated, "Our second quarter financial performance reflects our commitment to grow both sales and profits. As indicated in our first quarter 2014 financial press release, we were seeing indications of improved sales activity in the second quarter, as the weather around the country improved. The Company’s record second quarter sales, which made up for the shortfall of sales reported for the first quarter of 2014.

In the second quarter of 2014 the Company improved its gross profit as a percentage of net sales to approximately 39% from approximately 36% from the second quarter of 2013. The improved margin is a result of management’s focus on sales of higher margin products to its major customers. Our record second quarter net sales increased approximately 8%, with the gross margin dollars increasing 15%. As a result of the increased gross margin dollars, net income increased 138% in the second quarter of 2014, compared to the second quarter of 2013. It is noteworthy that our second quarter sales have increased for the past three years.

For the six month period the Company also reported record gross margin percentages as well as record gross margin dollars”.

“The Balance Sheet remains strong,” Mr. Dornau said. “At June 30, 2014 the Company’s current ratio was approximately 6:1. Also, the Company did not have any outstanding amount on its revolving line of credit and had a cash balance of approximately $2.7 million after the payment of the special dividend earlier in the second quarter.”

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Mr. Dornau concluded: “As we move forward into the second half of the year, we are focused on the continued growth of sales. We have hired a senior sales and marketing executive whose primary responsibility is the commercialization, launch and growth of our new group of products, Performacide®. We fully anticipate having Performacide® in the market place in the fourth quarter of this year. We also have recently initiated several sales and marketing initiatives to increase Ocean Bio-Chem’s marine and other product sales. We are also continuing our strategy of expanding sales in new markets.”

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite® StarTron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. It manufactures its products in a 300,000 sq. ft. facility in Montgomery, Alabama, from which they are distributed across the globe.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are:
www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.nos-guard.com

Forward-looking Statements:

Certain statements contained in this Press Release including without limitation expectations as to future sales and operating results, constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," "could" including the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry, reliance on certain key customers, changes in consumer demand for marine, recreational vehicle and automotive products, advertising and promotional efforts, exposure to market risks for changes in interest rates and in foreign exchange rates, and other factors.

Contacts:

Peter Dornau

President & CEO

pdornau@starbrite.com

954-587-6280

Jeff Barocas
Vice President & CFO

Jbarocas@starbrite.com

954-587-6280

Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584